UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 7, 2011

	Registrant, State of Incorporation, Address of	I.R.S. Employer
Commission File Number	Principal Executive Offices and Telephone Number	Identification Number

1-08788	NV ENERGY, INC. Nevada 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 402-5000	88-0198358
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
SIGNATURES

Item 1.01	Entry Into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant
     On October 7, 2011, NV Energy, Inc. (“NVE”), entered into a $195 million Term Loan Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and a Lender, PNC Bank, National Association, as a Lender and Co-Documentation Agent, U.S. Bank National Association, as a Lender and Co-Documentation Agent, and J.P. Morgan Securities LLC as Sole Lead Arranger and Sole Book Runner (the “Term Loan”). The Term Loan is an unsecured, single-draw loan that is due on October 7, 2014.
     Borrowings under the Term Loan will bear interest at either an applicable base rate (defined as the highest of the Prime Rate, the Federal Funds Rate plus 1/2 of 1.0% and the Adjusted LIBO Rate plus 1.0%) plus a margin, or the Adjusted LIBO Rate plus a margin. The margin varies based upon NVE’s long-term unsecured debt credit rating by S&P and Moody’s. Currently, NVE’s applicable base rate margin is 1.00% and the LIBOR rate margin is 2.00%. However, NVE has entered into an interest rate swap agreement to effectively lock the interest rate at 2.81 percent for the length of the loan. Proceeds from the Term Loan will be used to redeem and retire all of NVE’s outstanding 6 3/4% Senior Notes due August 15, 2017 in an aggregate principal amount of $191,500,000.
     The Term Loan contains customary conditions of borrowing, customary events of default and customary affirmative and negative covenants. The Term Loan includes (i) a financial covenant to maintain a ratio of total consolidated indebtedness to total consolidated capitalization, determined on the last day of each fiscal quarter ending on and after September 30, 2011, not to exceed 0.70 to 1.00 and (ii) a fixed charge covenant that requires NVE not to permit the fixed charge coverage ratio, determined on the last day of each fiscal quarter ending on and after September 30, 2011, to be less than 1.50 to 1.00. Indebtedness under the Term Loan may be accelerated upon the occurrence of an event of default, including cross-default to other indebtedness in excess of $35 million.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NV Energy, Inc. (Registrant)
Date: October 7, 2011	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer

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